Exhibit 99.1

VSE Reports Financial Results for Fourth Quarter and Year End 2009

Net Income Increases 26% for 2009

ALEXANDRIA, Va.--(BUSINESS WIRE)--February 25, 2010--VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three- and twelve-month periods ended December 31, 2009.

Financial Results

VSE Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$256,007	$296,513	$1,014,639	$1,043,735
Contract costs	247,504	287,163	974,897	1,011,408
Gross profit	8,503	9,350	39,742	32,327
Selling, general and administrative expenses	459	512	1,263	1,193
Interest (income) expense, net	(4)	3	(120)	(115)
Income before income taxes	8,048	8,835	38,599	31,249
Provision for income taxes	2,832	3,471	14,575	12,209
Net income	$5,216	$5,364	$24,024	$19,040
Weighted average shares outstanding:
Basic	5,138,453	5,087,898	5,128,344	5,072,131
Diluted	5,169,040	5,103,546	5,146,347	5,096,186
Earnings per share:
Basic – Net income	$1.02	$1.05	$4.68	$3.75
Diluted – Net income	$1.01	$1.05	$4.67	$3.74

For the fourth quarter of 2009, revenues were $256.0 million compared to $296.5 million in the fourth quarter of 2008. Fourth quarter 2009 net income was $5.2 million, or $1.01 per diluted share, compared to $5.4 million, or $1.05 per diluted share in the fourth quarter of 2008.

Revenues in 2009 were $1.015 billion, compared to $1.044 billion in 2008. Net income for 2009 was $24.0 million, up 26% from $19.0 million in 2008. Diluted earnings per share for 2009 were $4.67, up 25% from $3.74 in 2008.

The revenue decline for the fourth quarter of 2009 and the full year 2009 was primarily caused by the expiration of the Army Equipment Support Program under U.S. Army CECOM’s Rapid Response contract. Additionally, the construction management business was significantly impacted in 2009 by work schedule delays at the Port of Anchorage Intermodal Expansion Project. This decline was partially offset by increases in engineering and technical services provided to the U.S. Navy; increased equipment repair and refurbishment services performed in the U.S. and Southwest Asia for the U.S. Army; and increased ship repair and transfer services.

Net profit margin for the fourth quarter of 2009 was 2.0%, up from 1.8% for the fourth quarter of 2008. Net profit margin for 2009 was 2.4%, up from 1.8% for 2008. The primary drivers of improved net income and margins in 2009 were: increased higher margin equipment repair and refurbishment services performed in the United States and Southwest Asia; increased profits on the Treasury Seized Asset Program; and the inclusion of G&B Solutions, Inc.’s (G&B) financial results for 2009.

Cash flows from operations for 2009 were $24.4 million, up 6% from $22.9 million in 2008. Bookings were $939 million in 2009 compared to $1.2 billion in 2008. Funded contract backlog at December 31, 2009 was $476 million, compared to $567 million at December 31, 2008.

Operational Highlights in 2009

  Expanded operations in Southwest Asia, serving as the prime contractor for the Route Clearing Vehicle Fleet Modernization Program in Iraq and Afghanistan to improve the U.S. military's defense against roadside mines and improvised explosive devices (IEDs).
  Received prime and subcontracts for various U.S. Department of Defense (DoD) projects, including: Mine Resistant Ambush Protected Joint Logistics Integrator (MRAP JLI) II for the Army and Marine Corps; up-armoring support for High Mobility Multipurpose Wheeled Vehicles (FRAG6 M1151); heavy equipment mechanics for field services support; counter radio controlled improvised explosive device application systems integration; Driver’s Vision Enhancer-Family of Systems, (DVE-FOS) program; and continued operational support for the U.S. Air Force Engineering Networked Training Center.
  Under the NAVSEA Foreign Military Sales contract, successfully transferred the Admiral Higgins U.S. Navy oiler from Suisun Bay (near San Francisco) to Alabama for final restoration before transferring the vessel to the Chilean Navy for dedication as the renamed AO-52 Almirante Montt.
  International Group received a five-year Task Order under the SEAPORT E Contract to support all phases of life-cycle management for explosive-actuated devices such as aircraft ejection seats.
  Our subsidiary G&B was awarded a five-year contract by the U.S. Army Armament Research, Development and Engineering Center (ARDEC) to provide Enterprise Excellence Services in support of the Army’s Continuous Process Improvement Program (CPI).
  Our subsidiary Energetics Incorporated was awarded a three-year subcontract in support of the U.S. Department of Energy (DoE) Office of Electricity Delivery and Energy Reliability, leading research and development programs and activities in electricity policy and analysis.

Commenting on VSE’s financial results for 2009, Maurice “Mo” Gauthier, VSE’s CEO said, “The 26% increase in full year net income and improved margins were driven by a reduced reliance on subcontract labor and an expansion of our direct workforce. We added 614 employees during 2009, ending the year with 2,534 employees. On the revenue and bookings side, we have experienced headwinds from delays in the awarding of federal government contracts in 2009 and into the first half of 2010.”

“Looking ahead, we expect to continue benefiting from significant ongoing DoD investments in sustainment and refurbishment of military vehicles and equipment occurring in both the U.S. and Southwest Asia, as well as growth in our IT, Energy and Management Consulting business, which serves federal civilian agencies. We also expect to see a continued strong market for our core expertise – sustainment of legacy military systems, operational support for the warfighter, engineering support for foreign military sales, IT services, construction management, and technical and management consulting – which we expect will result in continued bottom-line improvement into 2010.”

About VSE

VSE is a federal services company of choice for solving issues of global significance with integrity, agility and value. VSE, which marked its 50th year as a government contractor in January 2009, is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering and IT services, construction program management and technical and management consulting. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Randy Hollstein, Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

CONTACT:
VSE News Contact:
Keren Ackerman, 703-329-4605